Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Jennifer White | 508-895-1338 |JLWhite@harborone.com

HarborOne Bancorp, Inc. Elects Michael J. Sullivan Chairman of the Board

Senior leadership team re-appointed:

CEO James Blake; President & COO Joseph Casey; CFO Linda Simmons

(Brockton, MA) — May 11, 2018 — HarborOne Bancorp, Inc. (the “Company,” NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), today announced that Michael J. Sullivan was elected Chairman of the Board of Directors of the Company (the “Board”).

Mr.  Sullivan, a former US Attorney and currently a partner with The Ashcroft Law Firm, joined the Board of Directors in 2015. He was also elected Chairman of the Bank and HarborOne Mutual Bancshares — succeeding Board member Dr. Timothy Lynch, who had served as Chairman of the Company, the Bank and HarborOne Mutual Bancshares since 2015

Mr. Sullivan is a recognized expert in corporate compliance and ethics, corporate security, policy and regulatory matters, as well as government investigations. He was selected to serve on the Board for his extensive legal, policy and regulatory experience and service to the community. Prior to joining The Ashcroft Law Firm, LLC in 2009, Mr. Sullivan was a United States Attorney for the District of Massachusetts and also served as acting Director of the Bureau of Alcohol, Tobacco, Firearms and Explosives in Washington, DC. From 1995 to 2001 he served as the District Attorney for Plymouth County, Massachusetts.  Mr. Sullivan currently serves as a member of the board of directors of Signature Healthcare and the Old Colony YMCA, and previously was on the boards of Consumer Credit Counseling Services and the Continuing Education Institute.

The Board also re-appointed the Company’s senior executive leadership team. James Blake will continue to lead the Company as Chief Executive Officer, a position he has held since 1995. In addition, Joseph Casey was appointed as President & COO of the Company, and Linda Simmons was named Chief Financial Officer of the Company. Mr. Casey joined the Bank in 2004 as Senior Vice President and Chief Financial Officer. He was appointed President and Chief Operating Officer of the Bank in February 2017. Ms. Simmons joined the Bank in July 2017 as Senior Vice President and Chief Financial Officer. She had previously worked for The Cooperative Bank of Cape Cod.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, the largest co-operative bank in New England. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Southeastern Massachusetts through a network of 14 full-service branches, two limited service branches, a commercial loan office in Providence, Rhode Island, a residential lending office in Westford, Massachusetts, and 13 free-standing ATMs. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with 34 offices in Massachusetts, New Hampshire and Maine, and also does business in seven additional states.